LETTER OF INTENT FOR PROPOSED JOINT VENTURE

BETWEEN

VIDEO RIVER NETWORKS, INC.

AND

LINGSTAR CO.

I.          Purpose

This Letter of Intent (“Letter”) outlines certain preliminary terms and conditions of several possible agreements between and among   Video River Networks, Inc. (OTC “NIHK”), a Nevada (USA) corporation, and Lingstar Co. (“Lingstar”), a Xian, Shaanxi, China company.   This letter of intent is intended only to serve as a guide in the negotiation of such agreements and is not intended to, nor shall it create any legally enforceable agreements, obligations or rights in favor of any other person or entity, except those rights and obligations set forth in Sections VIII and IX hereof, which shall be legally binding on the undersigned parties.   This Letter concerns the creation of a Joint Venture for the purpose of engaging in the sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles in North America, Asia and Africa.  Except as otherwise expressly provided in Paragraph VII(A) below, herein, this Letter is not intended to be binding on any party, but shall serve as the basis of definitive agreements (“Definitive Agreements”), drafts of which have been provided by NIHK to Lingstar.

Video River Networks, Inc. (OTC “NIHK”) is a technology firm that operates and manages a portfolio of Electric Vehicles, Artificial Intelligence, Machine Learning and Robotics (“EV-AI-ML-R”) assets, businesses and operations in North America.  The Company’s current and target portfolio businesses and assets include operations that design, develop, manufacture and sell high-performance fully electric vehicles and design, manufacture, install and sell Power Controls, Battery Technology, Wireless Technology, and Residential utility meters and remote, mission-critical devices mostly engineered through Artificial Intelligence, Machine Learning and Robotic technologies.  The Company already built minor equity interest/positions in: (1) Tesla, Inc. (TSLA), a California based maker of high-performance fully electric vehicles; (2) Electrameccanica Vehicles Corp. (SOLO), a British Columbia, Canada headquartered company that designs and builds the all-electric SOLO and the Tofino all-electric sport coupe; (3) Lordstown Motors Corp. (RIDE), a Lordstown, Ohio based company that designs and manufactures electric vehicles; (4) Fisker Inc. (FSR), a Los Angeles, California headquartered company that designs and builds all-electric, zero-emissions vehicles; (5) Nikola Corporation (NKLA), a Phoenix, Arizona company that designs and manufactures electric components, drivetrains and vehicles.

Lingstar Company was founded in 2014, and is mostly involved in supplying new energy vehicles to markets outside the Peoples Republic of China.  Lingstar has over 20 models of Electric Vehicles covering low speed, middle speed and high speed, including types of Sedan, hatchback, mini car, pickup, scooter and bus. Lingstar electric vehicles comprises of 20 models from eight manufacturers from different places of China. Lingstar has equity interest in 3 of the Electric Vehicle manufacturers.  Lingstar sales network is spread into over 20 countries throughout Europe, Africa, Asia, and South America.

General Scope

            1.         The Parties desire to conduct a business of sourcing, designing, developing, manufacturing and distributing high-performance, affordable and fully electric vehicles in North America, Asia and Africa together.

            2.         Each party is willing to make a tangible contribution as an investment to the JV of money to finance the operation, equipment and other assets, securities, Intellectual Property and or other products or services, or a combination thereof.

            a)         It is agreed that the most desirable form of business for conducting the operation is a Joint Venture to be established for this purpose.

            b)         Ownership interest by each party in the Joint Venture shall be determined.

            c)         Contribution by each Party shall be proportional to its ownership interest, otherwise, contributions shall be classified as debt to the contributing party.

            3.         For the reason recited above, and in consideration of the mutual terms contained in this LOI, we propose the following:

II.        Proposed Structure

A.        As soon as practicable after this Letter is executed and delivered by the parties, Lingstar will form a new company (the “Joint Venture”, “JV”) under the Chinese law which will be qualified to transact business generally (but will focus on sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles) in China, North America and West Africa. The China-based Joint-Venture will be funded initially by NIHK with a contribution enough to facilitate the processing of the business registration and obtaining all necessary licenses to conduct the business of sourcing, designing, developing, manufacturing in exchange for 51% ownership of the Joint Venture.

B.        On a date and time mutually acceptable to the parties, and presently anticipated to be May 15, 2021, NIHK shall commence the selling shares of its Special Purpose Acquisition Class (SPAC) for initial $10 million.  Once successful, funds raised through the SPAC would be dedicated to the execution of the business plan of  the JV including, but not limited to, sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles) in China, North America and West Africa. No less than 90% of the proceed from the S-1 offering shall be devoted towards the JV and NIHK electric vehicles operations.

C.        The Transaction is premised on the mutual understanding of the Parties that the businesses of NIHK and Lingstar are complimentary.

NIHK capacity as a technology-focused operator and associated capabilities would allow the combined company to source, design, develop, manufacture and distribute of high-performance, affordable and fully electric vehicles) in China, North America and West Africa.

In connection with the executing a Definitive Agreement, the following shall apply:

            1.         The Operating Agreement of the JV will provide for the timely distribution of financial statements, audits and reports and internal controls which will permit NIHK to comply with its SEC reporting and other requirements.

            2.         No legal opinions will be required by counsel for any of the parties in connection with the transactions contemplated by the Letter and the Definitive Agreements.

            3.         Except as provided herein, the economics and business terms in the Definitive Agreements shall reflect the pro-forma information prepared by NIHK and reviewed by Lingstar.

            4.         Contributed Property to the Joint Venture will be treated as loan to the JV under the traditional method defined in Treasury Regulation Section 1.704-3(b).

D.        Lingstar will own a 49.00% interest in the Joint Venture.

E.         NIHK will own a 51.00% interest in the Joint Venture.

F.         The Joint Venture will reimburse LINGSTAR its costs related to the formation of the China-based JV and in connection with any Asset Capitalization. No start-up fee will be paid by the Joint Venture to Lingstar or NIHK.

III.       Disclosure

Video River Networks, Inc. (the “NIHK”) is a technology firm that operates and manages a portfolio of Electric Vehicles, Artificial Intelligence, Machine Learning and Robotics (“EV-AI-ML-R”) assets, businesses and operations in North America.  NIHK’s current technology-focused business model is a result of our board resolution on September 15, 2020 to spin-in/off our specialty real estate holding business to an operating subsidiary and then pivot back to being a technology company.  The Company has now returned back to its original technology-focused businesses of Power Controls, Battery Technology, Wireless Technology, and Residential utility meters and remote, mission-critical devices.  In addition to above list, the Company intends to spread its wings into the Electric Vehicles, Artificial Intelligence, Machine Learning and Robotics (“EV-AI-ML-R”) businesses/markets, targeting acquisition, ownership and operation of acquired EV-AI-ML-R businesses or portfolio of EV-AI-ML-R businesses.  Video River Networks, Inc., prior to September 15, 2020, used to be a specialty real estate holding company, focuses on the acquisition, ownership, and management of specialized industrial properties. Prior to its real estate business model, the Company’s Power Controls Division has used wireless technology to control both residential utility meters and remote, mission-critical devices since 2002.

IV.       Transition Period

A.        The period from the date of this Letter until the date of the execution of a Definite Agreement shall be defined herein as the Transition Period.

B.        During the Transition Period, LINGSTAR and NIHK will mutually agree on certain LINGSTAR employees being offered employment by the JV under terms and conditions agreed upon by Lingstar and NIHK, and those employees who accept employment shall be defined hereunder as “Transferred Employees.” The Transferred Employees, together with an appropriate and adequate number of dedicated employees, shall conduct the business of  sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles in North America, Asia and Africa.

V.        Additional Terms

A.        The parties anticipate that the Operating Agreement will provide that a termination fee (“Termination Fee”) will be payable by LINGSTAR to Ventures in certain instances set forth therein. The Termination Fee will be the greater of: (i) the amount generated by multiplying the Joint Venture highest annual profit (for either a partial or a full calendar year) during the previous three years by 1.0 (provided, that if the Termination Date is after the third anniversary of the date the Joint Venture commences sourcing, designing, developing, manufacturing and distribution of high-performance, affordable and fully electric vehicles in North America, Asia and Africa, the multiplier applied to the profit shall be 0.5 instead of 1.0); or (ii) $1,800,000 if the Termination Date is before the third (3rd) anniversary of the execution of  the Joint Venture definite agreement.

B.          All leases, debts, and obligations of, and all claims against (both final and contingent, direct and indirect), NIHK and/or LINGSTAR shall remain the responsibility of NIHK and LINGSTAR, respectively, and shall not be assigned to, or assumed by, the Joint Venture, except as otherwise expressly agreed to in the Definitive Agreements.

C         Joint Venture Rights:

            1.         The rights to integrate 3rd party application if required into the jointly developed electric vehicles, products and services.

            2.         NIHK will be required to place the source code, patent documentation and intellectual property rights in escrow for the JV to protect future availability in the event of a discontinuation of the product by any of the parties or a bankruptcy, sale, or acquisition of parties.

            3.         JV shall have the rights to market the JV electric vehicles under without limitation other than those imposed by government agencies, in North America and West Africa. These rights shall not negate the individual product rights of each party to market and brand their products without limitation.

            4.         Subsequently All electric vehicles developed jointly or patents obtained will be the property of the Joint Venture.

            5.         Neither party shall assign or transfer his or her rights or duties in the joint venture without the express written consent of the other party.

D.        Post JV Formation Rights of Provision:

            1.         Each party may distribute their products globally to all vertical markets with no exceptions. NIHK’s present and future products will not in any ways be subject to this JV and have limitations of any kind.

            2.         Each party will retain the rights to all software and hardware applications developed outside of the JV.

            3.         Ownership changes in NIHK or Lingstar shall have no effect on rights assigned to the Joint Venture.

B.        All leases, debts, and obligations of, and all claims against (both final and contingent, direct and indirect), NIHK and/or LINGSTAR shall remain the responsibility of NIHK and LINGSTAR, respectively, and shall not be assigned to, or assumed by, the Joint Venture, except as otherwise expressly agreed to in the Definitive Agreements.

C.        Joint Venture Rights:

            1.         The rights to integrate 3rd party application if required into the jointly developed electric vehicles, products and services.

            2.         NIHK will be required to place the source code, patent documentation and intellectual property rights in escrow for the JV to protect future availability in the event of a discontinuation of the product by any of the parties or a bankruptcy, sale, or acquisition of parties.

            3.         JV shall have the rights to market the JV electric vehicles under without limitation other than those imposed by government agencies, in North America and West Africa. These rights shall not negate the individual product rights of each party to market and brand their products without limitation.

            4.         Subsequently All electric vehicles developed jointly or patents obtained will be the property of the Joint Venture.

            5.         Neither party shall assign or transfer his or her rights or duties in the joint venture without the express written consent of the other party.

D.        Post JV Formation Rights of Provision:

     1.    Each party may distribute their products globally to all vertical markets with no exceptions. NIHK’s present and future products will not in any ways be subject to this JV and have limitations of any kind.

     2.    Each party will retain the rights to all software and hardware applications developed outside of the JV.

     3.    Ownership changes in NIHK or Lingstar shall have no effect on rights assigned to the Joint Venture.

VI.       Due Diligence

Each of the parties reserves the right to complete additional due diligence to refine its understanding of this opportunity. This due diligence for NIHK includes, but is not limited to, the following activities:

            a.         Interview existing personnel of LINGSTAR.

            b.         Review LINGSTAR audited financial statements from 2017, 2018 and 2019, including income statements, balance sheet, pipeline reports and asset lists.

            c.         Review the lease agreements and the physical space currently occupied by LINGSTAR.

            d.         Review of publicly disclosed SEC documents regarding the background of officers and directors of NIHK.

Upon mutual acceptance of these terms, NIHK will commence its due diligence. Simultaneous with the due diligence, NIHK shall prepare revised drafts of the Definitive Agreements with respect to the Joint Venture for review and execution as soon as practicable. The due diligence shall be completed on or before May 7, 2021.

VII.     Non-Binding Statement of Certain Proposed Terms

A.        Except as provided in paragraph IX, this Letter constitutes a non-binding offer that may be cancelled or retracted by any party at any time prior to the execution of the Definitive Agreements. It is expressly agreed that the terms of the Definitive Agreements must be acceptable to each party in that party’s commercially reasonable discretion. It is expressly agreed and understood that the aggregate amounts to be paid by NIHK and LINGSTAR into JV must comply in all respects with applicable laws and regulations, including without limitation the U.S. securities and exchange (SEC) rules.

B.        This non-binding offer will expire if not accepted by NIHK and LINGSTAR by 5:00 PM CST on March 31, 2021.

VIII.    Applicable Law and Forum

This Letter shall be construed in accordance with Nevada law. Any dispute hereunder shall be litigated exclusively in a court of competent jurisdiction located in Clark County, Nevada.

IX.       Binding Provisions

Notwithstanding anything herein to the contrary, the following provisions herein shall be binding: Paragraphs III, IV(D), VI and IX. In the event that Definitive Agreements are not entered into by May 15, 2021, any of the parties may, by written notice to the other parties, discontinue and otherwise terminate the arrangements described in paragraphs IV(A), (B) and (C). In any such event, the Transferred Employees shall be returned to LINGSTAR. In addition to the foregoing, the parties hereto acknowledge that they have an obligation to negotiate in good faith and dedicate adequate resources and use commercially reasonable efforts in connection with the consummating of the transactions contemplated in this Letter.

IN WITNESS WHEREOF, the duly authorized representative of the undersigned parties have entered into this Agreement to be effective this 21st day of March, 2021.

VIDEO RIVER NETWORKS, INC.		LINGSTAR COMPANY

By	/s/ Frank I Igwealor	By	/s/ Jun Ling
Its	Chairman and Chief Executive Officer	Its	President and Director

Date: March 21, 2021		Date: March 21, 2021